Exhibit 11.1

GEORGE DIMOV CPA CERTIFIED PUBLIC ACCOUNTANT FIRM	211 E 43RD STREET, SUITE 628 NEW YORK, NY 10002 (212) 641-0673 WWW.DIMOVTAX.COM

CONSENT OF INDEPENDENT ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form 1-A of our audit report dated April 27, 2021, relating to the financial statements of Ark7 Properties LLC, appearing in this Report on Form 1-A, for the years ended December 31, 2020 and 2019. Our report dated April 27, 2021, with respect to those consolidated financial statements includes an emphasis of matter paragraph relating to the existence of uncertainty of Ark7 Properties LLC’s ability to continue as a going concern.

/s/ George Dimov CPA

George Dimov CPA

New York, NY

May 17, 2021